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                                                                Exhibit 2.11F


                              NON-COMPETITION AGREEMENT

     NON-COMPETITION AGREEMENT, dated as of November 22, 1997, by and between International Wireless Communications Holdings, Inc. (the "Company") and Robert Dupuis (the "Executive");

     WHEREAS, the Executive is the Chief Executive Officer of Radio Movil Digital Americas, Inc. ("RMD");

     WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and RMD are entering into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof;

     WHEREAS, RMD intends to enter into a consulting agreement (the "Consulting Agreement") with the Executive dated as of the date hereof;

     WHEREAS, the Executive has substantial experience and significant business relationships in the specialized mobile radio trunking business;

     WHEREAS, the Company and RMD would suffer damages, including the loss of profits, if the Executive disclosed any confidential information of the Company or RMD, engaged in any business that is competitive with the Company or RMD or solicited the termination of the Company's or RMD's relationships with its suppliers, customers or employees;

     WHEREAS, the Company would not have entered into the Merger Agreement absent the execution by the Executive of this Agreement;

     WHEREAS, it is the interest of the Executive that the transactions contemplated by the Merger Agreement be consummated; and

     WHEREAS, this Agreement has been reached in good faith in arms-length negotiations.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

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     1.  PAYMENTS.  In consideration of the execution, delivery and performance of this Agreement and the covenants contained herein, upon the effectiveness of this Agreement as contemplated by Section 9 hereof, the Company shall pay the Executive $450,000.

     2. CONFIDENTIAL INFORMATION. The Executive recognizes and acknowledges that he has had access to certain information of members of the Company Group (as defined below) and that such information is confidential and constitutes valuable, special and unique property of such members of the Company Group. The Executive shall not at any time after the date hereof, disclose to others, use, copy or permit to be copied, except in pursuance of his duties for and on behalf of the Company and RMD, their respective successors, assigns or nominees, any Confidential Information of any member of the Company Group (regardless of whether developed by the Executive) without the prior written consent of the Company.

     As used herein, "Company Group" means the Company (including RMD), and any entity that directly or indirectly controls, is controlled by, or is under common control with, the Company and RMD, and for purposes of this definition "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

     The term "Confidential Information" with respect to any person means any secret or confidential information or know-how and shall include, but shall not be limited to, the plans, customers, costs, prices, uses, and applications of products and services (including all licenses and airwave frequencies), results of investigations, studies or experiments owned or used by such person, and all apparatus, products, processes, compositions, samples, formulas, computer programs, computer hardware designs, computer firmware designs, and servicing, marketing or manufacturing methods and techniques at any time used, developed, investigated, made or sold by such person, all financial matters and information relating to merger and acquisitions, in all such cases before or during the term of this Agreement, that are not readily available to the public or that are maintained as confidential by such person. The Executive shall maintain in confidence any Confidential Information of third parties received as a result of his Consulting with the Company in accordance with the Company's obligations to such third parties and the policies established by the Company.

     3. NO COMPETITION. For the term of the Consulting Agreement and for a period of 2 years following the date of the expiration of the term of the Consulting Agreement, the Executive shall not directly or indirectly engage in Latin America in the specialized mobile radio trunking business (the "SMR Business"). For purposes of this Section 2, the Executive shall be deemed to engage in a business if he, directly or indirectly, engages or invests in, owns, manages, operates, controls or participates in the ownership, management, operation or control of, is employed by, associated or in any manner connected with, or renders services or advice to, any business engaged in the SMR Business; PROVIDED, HOWEVER, that the Executive may invest in the securities of any enterprise (but without otherwise participating in the activities of such enterprise) if (x) such securities are listed on any national or regional securities exchange or have been registered under
Section 12(g) of the Securities Exchange Act of 1934 and (y) the Executive does not beneficially own (as

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defined Rule 13d-3 promulgated under the Securities Exchange Act of 1934) in excess of 3% of the outstanding equity of such enterprise. The foregoing shall not prevent the Executive from being employed by a company or a subsidiary, division or business unit of a company (each, a "Separate Unit") where the Separate Unit itself is not engaged in the SMR Business and where the Executive has no business relationship with any other parts of the company that are engaged in the SMR Business and where the Executive is not involved, directly or indirectly, in any part of the company's (or any other Separate Unit's) SMR Business activities.

     4.  NO SOLICITATION.  During the same period as the restrictions of
Section 2 hereof shall apply, the Executive shall not (a) request, induce or attempt to influence any distributor or supplier of goods or services to any member of the Company Group to curtail or cancel any business they may transact with any member of the Company Group; (b) request, induce or attempt to influence any customers of any member of the Company Group that have done business with or potential customers which have been in contact with any member of the Company Group to curtail or cancel any business they may transact with any member of the Company Group, (c) request, induce or attempt to influence any employee of any member of the Company Group to terminate his or her Consulting with such member of the Company Group or (d) request, induce or attempt to influence any governmental entity or regulatory authority to terminate, revoke or materially and adversely alter or impair any SMR license or channel held, owned, used or reserved for the Company Group.

     5. ENFORCEABILITY. The Executive agrees that if a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this Agreement is overly restrictive and unenforceable, the court may reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that the restrictions of this Agreement shall remain in full force and effect. The Executive further agrees that if a court of competent jurisdiction determines that any provision of this Agreement is invalid or against public policy, the remaining provisions of this Agreement and the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.

     The Executive acknowledges and the business of the Company Group is international in scope and that the restrictions imposed by the Agreement are legitimate, reasonable and necessary to protect the Company's and its affiliates' investment in their businesses and the goodwill thereof. The Executive acknowledges that the scope and duration of the restrictions contained herein are reasonable in light of the time that the Executive has been engaged in the SMR Business, the Executive's reputation in the markets for the SMR Businesses and the Executive's relationship with the suppliers, customers and clients of the RMD and its affiliates. The Executive further acknowledges that the restrictions contained herein are not burdensome to the Executive in light of the consideration paid therefor and the other opportunities that remain open to the Executive. Moreover, the Executive acknowledges that he has other means available to him for the pursuit of his livelihood.

     6. REMEDIES. The Executive acknowledges that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or default

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under, this Agreement, but the Executive agrees that in addition to all other remedies available to the Company, the Company shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security interest being required. The Company shall have the right to offset against amounts to be paid to the Executive to the Company. The termination of the Consulting Agreement shall not be deemed to be a waiver by the Company of any breach by the Executive of this Agreement or any other obligation owed the Company, and notwithstanding such a termination of the Executive shall be liable for all damages attributable to such a breach.

     7. INTENT OF PARTIES. Each of the parties hereto recognizes and agrees that this Agreement is necessary and essential to enable the Company to realize and derive all of the benefits, rights and expectation of the Merger Agreement; that the area and duration of the covenants herein are in all things, under the circumstances of the Merger Agreement, reasonable; and that good and valuable consideration exists for Executive's agreeing to be bound by such covenants.

     8.  SUCCESSORS AND ASSIGNS.   This Agreement shall inure to the benefit
of and the successors and assigns of the Company. The Company may assign its rights under this Agreement in connection with any sale, transfer of other disposition of all or a substantial portion of the stock or assets of the Company. The Executive may not assign his duties or obligations hereunder, but this Agreement shall be enforceable against the Executive's heirs and estate to the extent of any violation hereof by the Executive.

     9. EFFECTIVENESS. This Agreement shall become effective upon consummation of the merger contemplated by the Merger Agreement and prior thereto shall be of no force and effect. If the Merger Agreement shall be terminated in accordance with its terms, this Agreement shall automatically be deemed to have been terminated and shall thereafter be of no force or effect.

     10. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereto shall be governed, construed and enforced in accordance with the laws of the State of Delaware.

     11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, but only one of which need be produced.

     12. HEADINGS. The headings of this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of this Agreement.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                              INTERNATIONAL WIRELESS
                              COMMUNICATIONS HOLDINGS, INC.


                              By:
                                 -------------------------------
                                 Name:
                                 Title:


                              ROBERT DUPUIS


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